EXHIBIT 99.3
Item 8. Financial Statements and Supplementary Data
MINDSPEED TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS

	October 2,	October 3,
	2009	2008
	As Adjusted -	As Adjusted -
	Note 6	Note 6
	(In thousands, except share amounts)
ASSETS
Current Assets
Cash and cash equivalents	$20,891	$43,033
Receivables, net of allowances for doubtful accounts of $144 (2009) and $342 (2008)	7,662	14,398
Inventories	10,902	16,187
Deferred tax assets — current	1,574	144
Prepaid expenses and other current assets	2,529	2,994

Total current assets	43,558	76,756
Property, plant and equipment, net	11,018	12,600
Intangible assets, net	—	2,480
Goodwill	—	2,429
License agreements, net	6,505	3,347
Other assets	1,382	2,801

Total assets	$62,463	$100,413

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$6,338	$11,265
Accrued compensation and benefits	5,788	6,778
Accrued income tax	525	412
Deferred income on sales to distributors	2,604	4,869
Deferred revenue	1,106	562
Restructuring	448	8
Convertible senior notes — short term	10,349	—
Other current liabilities	2,177	2,585

Total current liabilities	29,335	26,479
Convertible senior notes — long term	13,415	40,749
Other liabilities	823	519

Total liabilities	43,573	67,747

Commitments and contingencies (Notes 7 and 8)	—	—
Stockholders’ Equity
Preferred stock, $0.01 par value: 25,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 28,756 (2009) and 23,852 (2008) issued and outstanding shares	288	239
Additional paid-in capital	296,333	284,901
Accumulated deficit	(262,863)	(237,749)
Accumulated other comprehensive loss	(14,868)	(14,725)

Total stockholders’ equity	18,890	32,666

Total liabilities and stockholders’ equity	$62,463	$100,413

See accompanying notes to consolidated financial statements.

MINDSPEED TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	October 2,	October 3,	Sept. 28,
	2009	2008	2007
	As Adjusted -	As Adjusted -	As Adjusted -
	Note 6	Note 6	Note 6
	(In thousands, except per share amounts)
Net revenues:
Products	$121,552	$144,349	$125,805
Intellectual Property	5,000	16,350	2,000

Total net revenues	126,552	160,699	127,805
Cost of goods sold (including impairments and other charges of $3,667 in fiscal 2009)	49,981	47,625	42,334

Gross margin	76,571	113,074	85,471
Operating expenses:
Research and development	50,650	56,217	57,447
Selling, general and administrative	41,582	46,984	43,385
Special charges	6,896	211	4,724

Total operating expenses	99,128	103,412	105,556

Operating (loss)/income	(22,557)	9,662	(20,085)
Interest expense	(3,127)	(5,310)	(5,248)
Other income, net	1,052	544	522

(Loss)/income before income taxes	(24,632)	4,896	(24,811)
Provision for income taxes	482	611	111

Net (loss)/income	$(25,114)	$4,285	$(24,922)

(Loss)/income per share:
(Loss)/income per share, basic	$(1.04)	$0.19	$(1.12)

(Loss)/income per share, diluted	$(1.04)	$0.18	$(1.12)

Shares used in computation of net (loss)/income per share, in thousands:
Basic	24,156	23,046	22,156
Diluted	24,156	23,202	22,156
See accompanying notes to consolidated financial statements.

MINDSPEED TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	October 2,	October 3,	Sept. 28,
	2009	2008	2007
	As Adjusted -	As Adjusted -	As Adjusted -
	Note 6	Note 6	Note 6
	(In thousands)
Cash Flows From Operating Activities
Net (loss)/income	$(25,114)	$4,285	$(24,922)
Adjustments required to reconcile net (loss)/income to net cash (used in)/provided by operating activities:
Depreciation and amortization	6,106	7,173	5,681
Asset impairments	5,498	—	—
Restructuring charges	4,031	140	4,663
Stock compensation	2,675	5,506	7,301
Provision for bad debts	(11)	(12)	(131)
Inventory provisions	657	(900)	1,790
Gain on debt extinguishment	(1,121)	—	—
Amortization of debt discount on convertible debt	1,463	3,682	3,460
Other non-cash items, net	185	(653)	(276)
Changes in assets and liabilities, net of effects of acquisitions:
Receivables	6,903	(741)	1,361
Inventories	4,628	(264)	2,554
Accounts payable	(5,069)	5,380	(5,096)
Deferred income on sales to distributors	(2,265)	646	(177)
Restructuring	(3,391)	(1,616)	(4,846)
Accrued expenses and other current liabilities	(1,379)	2,546	(1,209)
Other	819	1,523	(195)

Net cash (used in)/provided by operating activities	(5,385)	26,695	(10,042)

Cash Flows From Investing Activities
Capital expenditures	(8,058)	(7,514)	(4,074)
Acquisition of assets, net of cash acquired	—	(1,172)	(4,875)
Purchases of available-for-sale marketable securities	—	—	(15,682)
Sales of available-for-sale marketable securities	—	—	26,100
Maturities of held-to-maturity marketable securities	—	—	863

Net cash (used in)/provided by investing activities	(8,058)	(8,686)	2,332

Cash Flows From Financing Activities
Extinguishment of convertible debt	(17,320)	—	—
Proceeds from equity financing, net of offering costs of $791	8,947	—	—
Debt issuance costs	(256)	(805)	—
Proceeds from exercise of stock options and warrants	—	111	3,412

Net cash (used in)/provided by financing activities	(8,629)	(694)	3,412

Effect of foreign currency exchange rates on cash	(70)	(78)	118
Net (decrease)/ increase in cash and cash equivalents	(22,142)	17,237	(4,180)
Cash and cash equivalents at beginning of period	43,033	25,796	29,976

Cash and cash equivalents at end of period	$20,891	$43,033	$25,796

See accompanying notes to consolidated financial statements.

MINDSPEED TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND
COMPREHENSIVE LOSS

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Deficit	Loss	Equity
			As Adjusted -	As Adjusted -		As Adjusted -
			Note 6	Note 6		Note 6
	(In thousands)
Balance at September 29, 2006	22,140	$222	$251,487	$(212,566)	$(15,667)	$23,476
Adjustments for ASC 470-20	—	—	15,414	(4,748)	—	10,666

Balance at September 29, 2006 (as adjusted — Note 6)	22,140	$222	$266,901	$(217,314)	$(15,667)	$34,142
Net loss	—	—	—	(24,922)	—	(24,922)
Currency translation adjustments	—	—	—	—	734	734

Comprehensive loss						(24,188)
Issuance of common stock	1,018	10	4,702	—	—	4,712
Common stock repurchased and retired	(6)	—	(63)	—	—	(63)
Compensation expense related to employee stock plans	—	—	7,301	—	—	7,301

Balance at September 28, 2007	23,152	232	278,841	(242,236)	(14,933)	21,904
Cumulative effect of adopting FIN 48	—	—	—	202	—	202

Balance at September 28, 2007	23,152	232	278,841	(242,034)	(14,933)	22,106
Net income	—	—	—	4,285	—	4,285
Currency translation adjustments	—	—	—	—	208	208

Comprehensive income						4,493
Issuance of common stock	700	7	558	—	—	565
Common stock repurchased and retired	—	—	(4)	—	—	(4)
Compensation expense related to employee stock plans	—	—	5,506	—	—	5,506

Balance at October 3, 2008	23,852	239	284,901	(237,749)	(14,725)	32,666
Net loss	—	—	—	(25,114)	—	(25,114)
Currency translation adjustments	—	—	—	—	(143)	(143)

Comprehensive loss						(25,257)
Sale of common stock, net of offering costs	4,750	47	8,806	—	—	8,853
Issuance of common stock	195	2	(1)	—	—	1
Common stock repurchased and retired	(41)	—	(49)	—	—	(49)
Compensation expense related to employee stock plans	—	—	2,676	—	—	2,676

Balance at October 2, 2009	28,756	$288	$296,333	$(262,863)	$(14,868)	$18,890

See accompanying notes to consolidated financial statements.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. The Company
Mindspeed Technologies, Inc. (Mindspeed or the Company) designs, develops and sells semiconductor networking solutions for communications applications in enterprise, broadband access, metropolitan and wide-area networks. On June 27, 2003, Conexant Systems, Inc. (Conexant) completed the distribution (the Distribution) to Conexant stockholders of all 18,066,689 outstanding shares of common stock of its wholly owned subsidiary, Mindspeed. Prior to the Distribution, Conexant transferred to Mindspeed the assets and liabilities of the Mindspeed business, including the stock of certain subsidiaries, and certain other assets and liabilities which were allocated to Mindspeed under the Distribution Agreement entered into between Conexant and Mindspeed. Also prior to the Distribution, Conexant contributed to Mindspeed cash in an amount such that at the time of the distribution Mindspeed’s cash balance was $100.0 million. Mindspeed issued to Conexant a warrant to purchase approximately 6.1 million shares of Mindspeed common stock at a price of $16.74 per share (adjusted to reflect a change in the number of shares and exercise price, which resulted from the offering of common stock that the Company completed in fourth quarter fiscal 2009), exercisable for a period beginning one year and ending ten years after the Distribution. Following the Distribution, Mindspeed began operations as an independent, publicly held company.
In order to regain and sustain profitability and positive cash flows from operations, the Company may need to further reduce operating expenses and/or maintain increased revenues. The Company has completed a series of cost reduction actions which have improved its operating cost structure, and will continue to perform additional actions, when necessary. These expense reductions alone may not allow the Company to return to the profitability it achieved in the fourth quarter of fiscal 2008. The Company’s ability to achieve the necessary revenue growth to return to profitability will depend on increased demand for network infrastructure equipment that incorporates its products, which in turn depends primarily on the level of capital spending by communications service providers and enterprises the level of which may decrease due to general economic conditions and uncertainty, over which the Company has no control. The Company may not be successful in achieving the necessary revenue growth or it may be unable to sustain past and future expense reductions in subsequent periods. The Company may not be able to regain or sustain profitability.
The Company believes that its existing sources of liquidity, along with cash expected to be generated from product sales and the sale or licensing of intellectual property, will be sufficient to fund its operations, research and development efforts, anticipated capital expenditures, working capital and other financing requirements for the next 12 months, including the repayment of the remaining $10.5 million aggregate principal amount of convertible senior notes due in November 2009 (see Note 18 to these consolidated financial statements). From time to time, the Company may acquire its debt securities through privately negotiated transactions, tender offers, exchange offers (for new debt or other securities), redemptions or otherwise, upon such terms and at such prices as the Company may determine appropriate. The Company will need to continue a focused program of capital expenditures to meet its research and development and corporate requirements. The Company may also consider acquisition opportunities to extend its technology portfolio and design expertise and to expand its product offerings. In order to fund capital expenditures, increase its working capital or complete any acquisitions, the Company may seek to obtain additional debt or equity financing. The Company may also need to seek to obtain additional debt or equity financing if it experiences downturns or cyclical fluctuations in its business that are more severe or longer than anticipated or if it fails to achieve anticipated revenue and expense levels. However, the Company cannot assure you that such financing will be available on favorable terms, or at all particularly in light of recent economic conditions in the capital markets.
2. Summary of Significant Accounting Policies
Basis of Presentation — The consolidated financial statements, prepared in accordance with generally accepted accounting principles in the United States of America, include the accounts of Mindspeed and each of its subsidiaries. All accounts and transactions among Mindspeed and its subsidiaries have been eliminated in consolidation. In the opinion of management, the accompanying consolidated condensed financial statements contain all adjustments, consisting of adjustments of a normal recurring nature and the special charges ( see Note 14 to these consolidated financial statements), necessary to present fairly the Company’s financial position, results of operations and cash flows in accordance with generally accepted accounting principles in the United States of America. The Company has evaluated the impact of subsequent events on these consolidated financial statements through February 19, 2010.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In June 2009, the Financial Accounting Standards Board, or FASB, established the Accounting Standards Codification, or Codification, as the source of authoritative GAAP recognized by the FASB. The Codification is effective in the first interim and annual periods ending after September 15, 2009 and had no effect on the Company’s consolidated financial statements.
Reverse Stock Split — In May 2008, the Company’s Board of Directors approved a one-for-five reverse stock split following approval by the Company’s stockholders on April 7, 2008. The reverse stock split was effected June 30, 2008. All share and per share amounts have been retroactively adjusted to reflect the reverse stock split. There was no net effect on total stockholders’ equity as a result of the reverse stock split.
Fiscal Periods — The Company maintains a fifty-two/fifty-three week fiscal year ending on the Friday closest to September 30. Fiscal year 2009 comprised 52 weeks and ended on October 2, 2009. Fiscal year 2008 comprised 53 weeks and ended on October 3, 2008. Fiscal year 2007 comprised 52 weeks and ended on September 28, 2007.
Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among the significant estimates affecting the Company’s consolidated financial statements are those relating to inventories, revenue recognition, allowances for doubtful accounts, stock-based compensation, income taxes and impairment of long-lived assets. Management regularly evaluates our estimates and assumptions based upon historical experience and various other factors that the Company believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. To the extent actual results differ from those estimates, the Company’s future results of operations may be affected.
Revenue Recognition — The Company’s products are often integrated with software that is essential to the functionality of the equipment. Additionally, the Company provides unspecified software upgrades and enhancements through its maintenance contracts for many of its products. Accordingly, the Company accounts for revenue in accordance with FASB Accounting Standards Codification 985-605, Software Revenue Recognition, or ASC 985-605, and all related interpretations. For sales of products where software is incidental to the equipment, the Company applies the provisions of Accounting Standards Codification 605, Revenue Recognition, or ASC 605, and all related interpretations.
The Company generates revenues from direct product sales, sales to distributors, maintenance contracts, development agreements and the sale and license of intellectual property. The Company recognizes revenues when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) our price to the customer is fixed or determinable; and (iv) collection of the sales price is probable. In instances where final acceptance of the product, system, or solution is specified by the customer, revenue is deferred until all acceptance criteria have been met. Technical support services revenue is deferred and recognized ratably over the period during which the services are to be performed. Advanced services revenue is recognized upon delivery or completion of performance.
Revenues are recognized on products shipped directly to customers at the time the products are shipped and title and risk of loss transfer to the customer, in accordance with the terms specified in the arrangement, and the four above mentioned revenue recognition criteria are met.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Revenues are recognized on sales to distributors based on the rights granted to these distributors in the Distribution agreements. The Company has certain distributors who have been granted return rights and receive credits for changes in selling prices to end customers, the magnitude of which is not known at the time products are shipped to the distributor. The return rights granted to these distributors consist of limited stock rotation rights, which allow them to rotate up to 10% of the products in their inventory twice a year, as well as certain product return rights if the applicable distribution agreement is terminated. These distributors also receive price concessions because they resell the Company’s products to end customers at various negotiated price points which vary by end customer, product, quantity, geography and competitive pricing environments. When a distributor’s resale is priced at a discount from the distributor’s invoice price, the Company credits back to the distributor a portion of the distributor’s original purchase price after the resale transaction is complete. Thus, a portion of the “Deferred income on sales to distributors” balance will be credited back to the distributor in the future. Under these agreements, recognition of revenue is deferred until the products are resold by the distributor, at which time the Company’s final net sales price is fixed and the distributor’s right to return the products expires. At the time of shipment to these distributors, (i) a trade receivable at the invoiced selling price is recorded because there is a legally enforceable obligation from the distributor to pay the Company currently for product delivered, (ii) inventory is relieved for the carrying value of products shipped because legal title has passed to the distributor, and (iii) deferred revenue and deferred cost of inventory are recorded under the “Deferred income on sales to distributors” caption in the liability section of the Company’s consolidated balance sheets. The Company evaluates the deferred cost of inventory component of this account for possible impairment by considering potential obsolescence of products that might be returned and by considering the potential of resale prices of these products being below the Company’s cost. By reviewing deferred inventory costs in the manners discussed above, the Company ensures that any portion of deferred inventory costs that are not recoverable from future contractual revenue are charged to cost of sales as an expense. “Deferred income on sales to distributors” effectively represents the gross margin on sales to distributors, however, the amount of gross margin that is recognized in future periods may be less than the originally recorded deferred income as a result of negotiated price concessions. In recent years, such concessions have exceeded 30% of list price on average. For detail of this account balance, see Note 3 to these consolidated financial statements.
Revenues from other distributors are recognized at the time of shipment and when title and risk of loss transfer to the distributor, in accordance with the terms specified in the arrangement, and when the four above mentioned revenue recognition criteria are met. These distributors may also be given business terms to return a portion of inventory, however they do not receive credits for changes in selling prices to end customers. At the time of shipment, product prices are fixed and determinable and the amount of future returns can be reasonably estimated and accrued.
Revenue from the sale and license of intellectual property is recognized when the above mentioned four revenue recognition criteria are met. Development revenue is recognized when services are performed and customer acceptance has been received and was not significant for any of the periods presented.
Cash and Cash Equivalents — The Company considers all highly liquid investments with original maturities of three months or less from the date of purchase to be cash equivalents. The carrying amounts of cash and cash equivalents approximate their fair values.
Inventories — Inventories are stated at the lower of cost or market. Cost is computed using the average cost method on a currently adjusted standard basis (which approximates actual cost); market is based upon estimated net realizable value. The valuation of inventories at the lower of cost or market requires the use of estimates as to the amounts of current inventories that will be sold. These estimates are dependent on the Company’s assessment of current and expected orders from its customers, and orders generally are subject to cancellation with limited advance notice prior to shipment.
Property, Plant and Equipment — Property, plant and equipment is stated at historical cost. Depreciation is based on estimated useful lives (principally ten years for furniture and fixtures; three to five years for machinery and equipment and photomasks; three years for computer software; and the shorter of the remaining terms of the leases or the estimated economic useful lives of the improvements for land and leasehold improvements). Significant renewals and betterments are capitalized and replaced units are written off. Maintenance and repairs are charged to expense.
Goodwill — Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired. The Company performs a two-step process on an annual basis, or more frequently if necessary, to determine 1) whether the fair value of the relevant reporting unit exceeds carrying value, and 2) to measure the amount of an impairment loss, if any. See Note 14 to these consolidated financial statements for a discussion of the impairment of goodwill recorded by the Company during the fiscal year ended October 2, 2009.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Intangible Assets, net — Intangible assets, net, consist of backlog, and developed technology and are amortized on a straight-line basis over estimated useful lives of three months to five years. See Note 13 to these consolidated financial statements for a discussion of the impairment of certain intangible assets recorded by the Company during the fiscal year ended October 2, 2009.
License Agreements — License agreements consist mainly of licenses of intellectual property that the Company uses in certain of its products. These licensed assets are amortized on a straight-line basis over the estimated production life cycle of each respective product, usually ranging from three to five years. The Company expects to record amortization of its license agreements of $818,000 (2010), $1.2 million (2011), $1.4 million (2012), $1.1 million (2013) and $873,000 (2014), and the weighted average remaining life was 72 months.
Impairment of Long-Lived Assets — The Company continually monitors events or changes in circumstances that could indicate that the carrying amount of long-lived assets to be held and used, including intangible assets, may not be recoverable. The determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. When impairment is indicated for a long-lived asset, the amount of impairment loss is the excess of net book value over fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. See Notes 13 and 14 to these consolidated financial statements for a discussion of the impairment of certain long-lived assets recorded by the Company during the year ended October 2, 2009. Other than the impairments discussed in Notes 13 and 14 to these consolidated financial statements, no further impairments were identified by the Company during the fiscal year ended October 2, 2009.
Foreign Currency Translation and Remeasurement — The Company’s foreign operations are subject to exchange rate fluctuations and foreign currency transaction costs. The functional currency of substantially all of the Company’s foreign subsidiaries is the local currency. Assets and liabilities denominated in foreign functional currencies are translated into U.S. dollars at the rates of exchange in effect at the balance sheet dates and income and expense items are translated at the average exchange rates prevailing during the period. The resulting foreign currency translation adjustments are accumulated as a component of other comprehensive income. For the remainder of the Company’s foreign subsidiaries, the functional currency is the U.S. dollar. Inventories, property, plant and equipment, cost of goods sold and depreciation for those operations are remeasured from foreign currencies into U.S. dollars at historical exchange rates; other accounts are translated at current exchange rates. Gains and losses resulting from those remeasurements are included in earnings. Gains and losses resulting from foreign currency transactions are recognized currently in earnings.
Research and Development — Research and development costs, other than software development costs, are expensed as incurred. Development costs for software to be sold or marketed are capitalized following attainment of technological feasibility. No development costs were capitalized during any of the periods presented.
Product Warranties — The Company’s products typically carry a warranty for periods of up to five years. The Company establishes reserves for estimated product warranty costs in the period the related revenue is recognized, based on historical experience and any known product warranty issues. Product warranty reserves are not significant in any of the periods presented.
Stock-Based Compensation — The Company accounts for all stock-based compensation transactions using a fair-value method and recognize the fair value of each award as an expense over the service period. The fair value of restricted stock awards is based upon the market price of the Company’s common stock at the grant date. The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing model. The use of the Black-Scholes model requires a number of estimates, including the expected option term, the expected volatility in the price of the Company’s common stock, the risk-free rate of interest and the dividend yield on the Company’s common stock. Judgment is required in estimating the number of share-based awards that we expect will ultimately vest upon the fulfillment of service conditions (such as time-based vesting) or the achievement of specific performance conditions. The financial statements include amounts that are based on the Company’s best estimates and judgments. The Company classifies compensation expense related to these awards in the consolidated statement of operations based on the department to which the recipient reports.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Business Segments —The Company operates a single business segment which designs, develops and sells semiconductor networking solutions for communications applications in enterprise, access, metropolitan and wide-area networks. The Company’s Chief Executive Officer is considered to be its chief operating decision maker.
Fair Value Measurements — The Company applies the provisions of Accounting Standards Codification 820, Fair Value Measurements and Disclosures, or ASC 820, in measuring the fair value of financial assets and financial liabilities and for non-financial assets and non-financial liabilities that the Company recognizes or discloses at fair value on a recurring basis (at least annually). ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This pronouncement does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. See Note 5 to these consolidated financial statements for more information.
Other Income, net — Other income consists of interest income, foreign exchange gains and losses, franchise taxes and other non-operating gains and losses.
Income Taxes — The provision for income taxes is determined in accordance with Accounting Standards Codification 740, Income Taxes, or ASC 740. Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some or all of the deferred tax assets will not be realized.
Subsequent to September 29, 2007, the Company used a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with ASC 740. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Company will classify the liability for unrecognized tax benefits as current to the extent that the Company anticipates payment (or receipt) of cash within one year. The Company recognizes interest and penalties related to unrecognized tax benefits in the tax provision.
Per Share Information — Basic income/(loss) per share is computed by dividing net income by the weighted average number of shares outstanding. In computing diluted earnings per share, the weighted average number of shares outstanding is adjusted to additionally reflect the effect of potentially dilutive securities such as stock options, warrants, convertible senior notes and unvested restricted stock units. The dilutive effect of stock options, warrants and unvested restricted stock units is computed using the treasury stock method, which assumes any proceeds that could be obtained upon the exercise of stock options, warrants and vesting of restricted stock units would be used to purchase common shares at the average market price for the period. The assumed proceeds include the purchase price the grantee pays, the hypothetical windfall tax benefit that the Company receives upon assumed exercise or vesting and the hypothetical average unrecognized compensation expense for the period. The Company calculates the assumed proceeds from excess tax benefits based on the “as-if” deferred tax assets calculated under the provision of Accounting Standards Codification 718, Compensation — Stock Compensation.
For the year ended October 3, 2008, potentially dilutive securities consisted of stock options and restricted stock and resulted in 156,000 potential common shares. Stock options, warrants and convertible senior notes to purchase approximately 13.5 million shares for the year ended October 3, 2008 were outstanding but were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive.
Because the Company incurred a net loss in fiscal 2009 and fiscal 2007, the potential dilutive effect of the Company’s outstanding stock options, stock warrants and convertible senior notes was not included in the computation of diluted loss per share because these securities were anti-dilutive.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Concentrations — Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents and trade accounts receivable. Cash and cash equivalents consist of demand deposits and money market funds maintained with several financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with high credit quality financial institutions and therefore have minimal credit risk. The Company’s trade accounts receivable primarily are derived from sales to manufacturers of network infrastructure equipment and electronic component distributors. Management believes that credit risks on trade accounts receivable are moderated by the diversity of its end customers and geographic sales areas. The Company performs ongoing credit evaluations of its customers’ financial condition and requires collateral, such as letters of credit and bank guarantees, whenever deemed necessary.
The following individual customers accounted for 10% or more of net revenues:

	2009	2008	2007
Customer A	16%	11%	16%
Customer B	14%	16%	15%
Customer C	13%	6%	5%
Customer D	12%	5%	5%
The following individual customers accounted for 10% or more of total accounts receivable at fiscal year ends:

	2009	2008
Customer A	19%	9%
Customer B	10%	8%
Customer E	10%	9%
Customer F	5%	11%
Customer G	0%	20%
Supplemental Cash Flow Information — Interest paid was approximately $1.7 million, $1.8 million, and $1.7 million for fiscal 2009, fiscal 2008 and fiscal 2007, respectively. Income taxes paid, net of refunds received were approximately $576,000, $222,000, and $2.3 million during fiscal 2009, fiscal 2008 and fiscal 2007, respectively. Non-cash investing activities in fiscal 2009 and fiscal 2008 consisted of the purchase of $234,000 and $306,000, respectively of property and equipment from suppliers on account as well as the license of approximately $571,000 of intellectual property on account in fiscal 2009. Assets acquired consisted of amounts paid and received during fiscal 2008 on cash, accounts receivable, accounts payable and accrued liabilities created through the acquisition of certain assets of Ample Communications, Inc., which occurred in the fourth quarter of fiscal 2007.
Comprehensive Income/(Loss) — Accumulated other comprehensive income/(loss) at October 2, 2009, October 3, 2008 and September 28, 2007 consists of foreign currency translation adjustments. Foreign currency translation adjustments are not presented net of any tax effect as the Company does not expect to incur any tax liability or realize any benefit related thereto.
Recent Accounting Standards — On October 3, 2009, we adopted provisions under Accounting Standards Codification 470-20, related to the accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlements), or ASC 470-20, formerly FASB Staff Position APB 14-1. This standard required retrospective adjustments to prior period financial statements to conform with the current accounting treatment. Accordingly, our prior period financial statements have been adjusted. ASC 470-20 requires that convertible debt instruments that may be settled in cash be separated into a debt component and an equity component. The value assigned to the debt component as of the issuance date is the estimated fair value of a similar debt instrument without the conversion feature. The difference between the proceeds obtained for the instruments and the estimated fair value assigned to the debt component represents the equity component. See Note 6 to our consolidated financial statements for additional information on the adoption of ASC 470-20.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In September 2006, the FASB issued provisions under Accounting Standards Codification 820-10, Fair Value Measurements and Disclosures, or ASC 820-10, in order to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value in generally accepted accounting principles, and expanding disclosures about fair value measurements. The new provisions emphasize that fair value is market-based measurement, not an entity-specific measurement. They also clarify the extent to which fair value is used to measure recognized assets and liabilities, the inputs used to develop measurements, and the effect of certain measurements on earnings for the period. The provisions issued in September 2006 are effective for financial statements issued for fiscal years beginning after November 15, 2007 and are applied on a prospective basis. In February 2008, the FASB released additional provisions under ASC 820-10 which delayed the effective date of the September 2006 provisions for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. In October 2008, the FASB issued more provisions under ASC 820-10 which clarify the application of the September 2006 provisions in a market that is not active. On October 4, 2008, the Company adopted the September 2006 provisions for financial assets and liabilities recognized or disclosed at fair value on a recurring and non-recurring basis and the October 2008 provisions. Consistent with the February 2008 updates, the Company elected to defer the adoption of the September 2006 provisions for nonfinancial assets and liabilities measured at fair value on a non-recurring basis until October 3, 2009. The adoption of ASC 820-10 for non-financial assets and liabilities is not expected to have a material impact on the Company’s consolidated financial statements.
In February 2007, the FASB issued provisions under Accounting Standard Codification 825, Financial Instruments, that provide companies with an option to report selected financial assets and liabilities at fair value. The standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. The standard requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of a company’s choice to use fair value on its earnings. It also requires a company to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The new standard does not eliminate disclosure requirements included in other accounting standards. On October 4, 2008, the Company adopted this new standard but did not elect the fair value option for any additional financial assets or liabilities that it held at that date.
In June 2007, the FASB issued provisions under Accounting Standards Codification 730, Research & Development, relating to the accounting for non-refundable advanced payments for goods or services to be used in future research and development activities. The new provisions require that these payments be deferred and capitalized and expensed as goods are delivered or as the related services are performed. On October 4, 2008, the Company adopted these provisions. The adoption did not have a material impact on its consolidated financial statements.
In April 2009, the FASB issued three related accounting provisions: (i) Accounting Standards Codification 820-10-65, Fair Value Measurements and Disclosures — Transition and Open Effective Date Information, or ASC 820-10-65, (ii) Accounting Standards Codification 320-10-65, Investments - Debt and Equity Securities — Transition and Open Effective Date Information, or ASC 320-10-65, and (iii) Accounting Standards Codification 825-10-65, Financial Instruments — Transition and Open Effective Date Information, or ASC 825-10-65, which will be effective for interim and annual periods ending after June 15, 2009. ASC 820-10-65 provides guidance on how to determine the fair value of assets and liabilities in the current economic environment and reemphasizes that the objective of a fair value measurement remains an exit price. If the Company were to conclude that there has been a significant decrease in the volume and level of activity of the asset or liability in relation to normal market activities, quoted market values may not be representative of fair value and the Company may conclude that a change in valuation technique or the use of multiple valuation techniques may be appropriate. ASC 320-10-65 modifies the requirements for recognizing other-than-temporarily impaired debt securities and revise the existing impairment model for such securities, by modifying the current intent and ability indicator in determining whether a debt security is other-than-temporarily impaired. ASC 825-10-65 enhances the disclosure of relevant instruments for both interim and annual periods. The adoption of these provisions did not have a material impact on the Company’s consolidated financial statements.
In May 2009, the FASB issued Accounting Standards Codification 855-10, Subsequent Events, which defined the period after the balance sheet date during which a reporting entity shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements and the circumstances under which a company shall recognize events or transactions occurring after the balance sheet date in its financial statements. This standard also requires a company to disclose the date through which subsequent events have been evaluated for recognition or disclosure in the financial statements. The Company reflected the recognition and disclosure requirements of this standard in this Annual Report on Form 10-K.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In December 2007, the FASB issued provisions under Accounting Standards Codification 805, Business Combinations, or ASC 805, which established principles and requirements for the acquirer of a business to recognize and measure in its financial statements the identifiable assets (including in-process research and development and defensive assets) acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. Prior to the adoption of ASC 805, in-process research and development costs were immediately expensed and acquisition costs were capitalized. Under ASC 805, all acquisition costs are expensed as incurred. The standard also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of financial statements to evaluate the nature and financial effects of the business combination. In April 2009, the FASB updated ASC 805 to amend the provisions for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. This update also eliminates the distinction between contractual and non-contractual contingencies. ASC 805 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company will be required to adopt ASC 805 in the first quarter of fiscal 2010. The Company expects ASC 805 will have an impact on its consolidated financial statements, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions the Company consummates after the effective date.
In September 2009, the Emerging Issues Task Force reached a consensus on Accounting Standards Update, or ASU, 2009-13, Revenue Recognition (Topic 605) — Multiple-Deliverable Revenue Arrangements, or ASU 2009-13 and ASU 2009-14, Software (Topic 985) — Certain Revenue Arrangements That Include Software Elements, or ASU 2009-14. ASU 2009-13 modifies the requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered. ASU 2009-13 eliminates the requirement that all undelivered elements must have either: i) vendor specific objective evidence (VSOE) of fair value or ii) third-party evidence, or TPE, before an entity can recognize the portion of an overall arrangement consideration that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. Overall arrangement consideration will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. The residual method of allocating arrangement consideration has been eliminated. ASU 2009-14 modifies the software revenue recognition guidance to exclude from its scope tangible products that contain both software and non-software components that function together to deliver a product’s essential functionality. These new updates are effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of these ASUs will have on its consolidated financial statements.
3. Supplemental Financial Statement Data
Inventories
Inventories at fiscal year ends consist of the following (in thousands):

	2009	2008
Work-in-process	$4,124	$8,620
Finished goods	6,778	7,567

	$10,902	$16,187

The Company assesses the recoverability of inventories through an ongoing review of inventory levels in relation to sales backlog and forecasts, product marketing plans and product life cycles. When the inventory on hand exceeds the foreseeable demand, the value of inventory that at the time of the review is not expected to be sold is written down. The amount of the write-down is the excess of historical cost over estimated realizable value (generally zero). Once established, these write-downs are considered permanent adjustments to the cost basis of the excess inventory.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The assessment of the recoverability of inventories, and the amounts of any write-downs, are based on currently available information and assumptions about future demand (generally over 12 months) and market conditions. Demand for the Company’s products may fluctuate significantly over time, and actual demand and market conditions may be more or less favorable than those projected by management. In the event that actual demand is lower than originally projected, additional inventory write-downs may be required.
The Company may retain and make available for sale some or all of the inventories which have been written down. In the event that actual demand is higher than originally projected, the Company may be able to sell a portion of these inventories in the future. The Company generally scraps inventories which have been written down and are identified as obsolete.
The Company’s gross margin included a benefit of $1.5 million (2009), $1.6 million (2008) and $4.0 million (2007) from the sale of inventories that the Company had written down to a zero cost basis during fiscal 2001. As of October 2, 2009, the Company continued to hold inventories with an original cost of $3.8 million, which were written down to a zero cost basis during fiscal 2001.
Deferred Income on Shipments to Distributors
Deferred income on shipments to distributors is as follows (in thousands):

	October 2,	October 3,
	2009	2008

Deferred revenue on shipments to distributors	$2,984	$5,387
Deferred cost of inventory on shipments to distributors	(422)	(576)
Reserves	42	58

Deferred income on sales to distributors	$2,604	$4,869

Property, Plant and Equipment
Property, plant and equipment at fiscal year ends consist of the following (in thousands):

	2009	2008
Machinery and equipment	$73,825	$73,229
Leasehold improvements	3,840	3,702

	77,665	76,931
Accumulated depreciation and amortization	(66,647)	(64,331)

	$11,018	$12,600

Intangible Assets and Goodwill
In conjunction with the acquisition of certain assets of Ample Communications, Inc. on September 25, 2007, the Company acquired certain intangible assets. See Note 12 to these consolidated financial statements for further information related to this acquisition. These intangible assets consist of backlog (approximately $100,000), developed technology (approximately $3.1 million) and goodwill (approximately $2.4 million). See Notes 13 and 14 to these consolidated financial statements for a discussion of the impairment of developed technology and goodwill recorded by the Company during the fiscal year ended October 2, 2009.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
4. Income Taxes
The components of the provision for income taxes are as follows (in thousands):

	2009	2008	2007

Current:
Foreign	$1,147	$99	$566
State and local	22	10	10

Total current	1,169	109	576

Deferred:
Foreign	(687)	502	(465)
State and local	—	—	—

Total deferred	(687)	502	(465)

	$482	$611	$111

A reconciliation of income taxes computed at the U.S. federal statutory income tax rate to the provision for income taxes on continuing operations follows (in thousands):

	2009	2008	2007
U.S. federal statutory tax at 35%	$(8,621)	$1,714	$(8,684)
State taxes, net of federal effect	(704)	886	(1,372)
Foreign income taxes in excess of U.S.	298	420	(293)
Research and development credits	—	—	(2,592)
Valuation allowance	9,779	(32,825)	15,065
Reversal of research and development credits, federal and state	—	29,041	—
Other	(270)	1,375	(2,013)

Provision for income taxes	$482	$611	$111

(Loss)/income before income taxes consists of the following components (in thousands):

	2009	2008	2007
United States	$(22,015)	$7,328	$(22,926)
Foreign	466	518	1,123

	$(21,549)	$7,846	$(21,803)

Deferred income tax assets and liabilities at fiscal year-ends consist of the tax effects of temporary differences related to the following (in thousands):

	2009	2008
Deferred tax assets:
Inventories	$10,267	$12,118
Deferred revenue	1,213	1,999
Accrued compensation and benefits	1,275	1,292
Product returns and allowances	516	745
Net operating losses	241,416	232,890
Stock options	3,932	—
Foreign deferred taxes	1,801	1,113
Property, plant and equipment	510	—
Other	3,961	5,319
Valuation allowance	(256,341)	(246,439)

Total deferred tax assets	8,550	9,037

Deferred tax liabilities:
Property, plant and equipment	—	379
Deferred state taxes	6,063	5,610
Other	686	1,935

Total deferred tax liabilities	6,749	7,924

Net deferred tax assets	$1,801	$1,113

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Based upon the Company’s operating losses and expected future operating results, management determined that it is more likely than not that the U.S. federal and state deferred tax assets as of October 2, 2009 and October 3, 2008 will not be realized through the reduction of future income tax payments. Consequently, the Company has established a valuation allowance for its net U.S. federal and state deferred tax assets as of those dates. Foreign deferred tax assets consist mainly of research and development credits and are expected to be realized through a reduction of future tax payments, therefore no valuation allowance has been established for these deferred tax assets.
Through the Distribution date, Mindspeed’s results of operations were included in Conexant’s consolidated federal and state income tax returns. The provision for income taxes and the related deferred tax assets and liabilities for periods prior to the Distribution were calculated as if Mindspeed had filed separate tax returns as an independent company.
In connection with the Distribution, Mindspeed and Conexant entered into a tax allocation agreement which provides, among other things, for the allocation between Conexant and Mindspeed of federal, state, local and foreign tax liabilities relating to Mindspeed. The tax allocation agreement also allocates the liability for any taxes that may arise in connection with the Distribution. The tax allocation agreement generally provides that Conexant will be responsible for any such taxes. However, Mindspeed will be responsible for any taxes imposed on Mindspeed, Conexant or Conexant stockholders if either the Distribution fails to qualify as a reorganization for U.S. federal income tax purposes or the Distribution of Mindspeed Technologies common stock is disqualified as a tax-free transaction to Conexant for U.S. federal income tax purposes and such failure or disqualification is attributable to post-Distribution transaction actions by Mindspeed, its subsidiaries or its stockholders.
As of October 2, 2009, Mindspeed had U.S. federal net operating loss carryforwards of approximately $651.2 million, which expire at various dates through 2030, and aggregate state net operating loss carryforwards of approximately $157.3 million, which expire at various dates through 2030. Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, provide for limitations on the utilization of net operating loss and research and development credit carryforwards if the Company were to undergo an ownership change, as defined in Section 382.
The deferred tax assets as of October 2, 2009 include a deferred tax asset of $10.9 million representing net operating losses arising from the exercise of stock options by Mindspeed employees. To the extent the Company realizes any tax benefit for the net operating losses attributable to the stock option exercises, such amount would be credited directly to stockholders’ equity.
To date, the Company has not performed a formal study of potential research and development credits. If, at any time in the future, the Company determines it appropriate to conduct a formal study of potential research and development credits, completion of a study may have an effect on the Company’s estimate of this unrealized tax benefit.
The Company has not provided for U.S. taxes or foreign withholding taxes on approximately $400,000 of undistributed earnings from its foreign subsidiaries because such earnings are to be reinvested indefinitely. If these earnings were distributed, foreign tax credits may become available under current law to reduce the resulting U.S. income tax liability.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
On July 13, 2006, the FASB issued interpretations that clarify the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with Accounting Standards Codification 740, Income Taxes, and prescribe a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under the new interpretations, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, the new interpretations provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The new interpretations are effective for fiscal years beginning after December 15, 2006.
The Company adopted these interpretations on September 29, 2007. As a result of the adoption and recognition of the cumulative effect of adoption of a new accounting principle, the Company recorded a $202,000 decrease in the liability for unrecognized income tax benefits, with an offsetting decrease in accumulated deficit. As of September 29, 2007 the Company had approximately $28.9 million of total unrecognized tax benefits. Of this total, $474,000 represents the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective tax rate. The remaining $28.4 million of unrecognized tax benefits, if recognized, would have no impact on the effective tax rate and would be recorded as an increase to the Company’s deferred tax assets with a related increase in the valuation allowance. However, to the extent that any portion of such benefit is recognized at the time a valuation allowance no longer exists, such benefit would favorably affect the effective tax rate.
The Company recognizes interest and penalties related to unrecognized tax benefits in the tax provision. As of September 29, 2007, the Company had no liability for the payment of interest and penalties. The liability for the payment of interest and penalties did not change as of October 2, 2009.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Total
Balance as of October 3, 2008	$36,506
Increases in tax positions for current year	526

Balance at October 2, 2009	$37,032

The unrecognized tax benefits of $37.0 million at October 2, 2009 included $1.0 million of tax benefits that, if recognized, would reduce our annual effective tax rate. The remaining $36.0 million of unrecognized tax benefits, if recognized, would have no impact on the effective tax rate and be recorded as an increase to the Company’s deferred tax assets with a related increase in the valuation allowance. However, to the extent that any portion of such benefit is recognized at the time a valuation allowance no longer exists, such benefit would favorably affect the effective tax rate. The Company does not anticipate that unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date.
The Company is currently open to audit under the statute of limitations by the taxing authorities for the years ended September 30, 2005 to 2009 in our foreign jurisdictions.
5. Fair Value Measurements
On October 4, 2008, the Company adopted certain provisions under Accounting Standards Codification 820, Fair Value Measurements and Disclosures, or ASC 820, for financial assets and financial liabilities and for non-financial assets and non-financial liabilities that we recognize or disclose at fair value on a recurring basis (at least annually). As of the date of adoption, these included cash equivalents and convertible senior notes. Consistent with the provisions of ASC 820, the Company elected to defer the provisions which relate to non-financial assets and non-financial liabilities that the Company does not recognize or disclose at fair value on a recurring basis.
ASC 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 establishes a three-level hierarchy for disclosure that is based on the extent and level of judgment used to estimate the fair value of assets and liabilities.
•	Level 1 uses unadjusted quoted prices that are available in active markets for identical assets or liabilities. The Company’s Level 1 assets include investments in money market funds.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
•
Level 2 uses inputs other than quoted prices included in Level 1 that are either directly or indirectly observable through correlation with market data. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and inputs to valuation models or other pricing methodologies that do not require significant judgment because the inputs used in the model, such as interest rates and volatility, can be corroborated by readily observable market data. The Company’s Level 2 liabilities include convertible senior notes.

•
Level 3 uses one or more significant inputs that are unobservable and supported by little or no market activity, and reflect the use of significant management judgment. Level 3 assets and liabilities include those whose fair value measurements are determined using pricing models, discounted cash flow methodologies or similar valuation techniques and significant management judgment or estimation. The Company does not have any assets or liabilities that are valued using inputs identified under a Level 3 hierarchy.

The following table represents financial assets that we measured at fair value on a recurring basis. We have classified these assets and liabilities in accordance with the fair value hierarchy set forth in ASC 820 (in thousands):

	Quoted Prices in
	Active Markets	Significant Other
	for Identical	Observable	Total Fair Value
	Instruments	Inputs	as
October 2, 2009	(Level 1)	(Level 2)	of October 2, 2009
Assets:
Cash equivalents	$20,891		$20,891
Liabilities:
Senior convertible debt		$25,096	$25,096

	Quoted Prices in
	Active Markets	Significant Other
	for Identical	Observable	Total Fair Value
	Instruments	Inputs	as
October 3, 2008	(Level 1)	(Level 2)	of October 3, 2008
Assets:
Cash equivalents	$43,033		$43,033
Liabilities:
Senior convertible debt		$41,161	$41,161
The following table sets forth the carrying amount and estimated fair values of financial assets and liabilities (in thousands).

	October 2, 2009		October 3, 2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Assets:
Cash equivalents	$20,891	$20,891	$43,033	$43,033
Liabilities:
Senior convertible debt	$23,764	$25,096	$40,749	$41,161
6. Revolving Credit Facility and Convertible Senior Notes
Revolving Credit Facility
On September 30, 2008, the Company entered into a loan and security agreement with Silicon Valley Bank (SVB), which was amended effective March 2, 2009. Under the loan and security agreement, SVB has agreed to provide the Company with a three-year revolving credit line of up to $15.0 million, subject to availability against certain eligible accounts receivable, for the purposes of: (i) working capital; (ii) funding its general business requirements; and (iii) repaying or repurchasing its 3.75% convertible senior notes due in 2009. The indebtedness of the Company to SVB under the loan and security agreement is guaranteed by three domestic subsidiaries of the Company and secured by substantially all of the domestic assets of the Company and such subsidiaries, other than intellectual property.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Any indebtedness under the loan and security agreement bears interest at a variable rate ranging from prime plus 0.25% to a maximum rate of prime plus 1.25%, as determined in accordance with the interest rate grid set forth in the loan and security agreement. The loan and security agreement contains affirmative and negative covenants which, among other things, require the Company to maintain a minimum tangible net worth and to deliver to SVB specified financial information, including annual, quarterly and monthly financial information, and limit the Company’s ability to (or, in certain circumstances, to permit any subsidiaries to), subject to certain exceptions and limitations: (i) merge with or acquire other companies; (ii) create liens on its property; (iii) incur debt obligations; (iv) enter into transactions with affiliates, except on an arm’s length basis; (v) dispose of property; and (vi) issue dividends or make distributions.
As of October 2, 2009, the Company was in compliance with all required covenants. Proceeds from the credit facility will be used to maintain liquidity and fund working capital requirements, on an as needed basis. At October 2, 2009, the Company had no outstanding borrowings under the credit facility with SVB.
3.75% Convertible Senior Notes due 2009
In December 2004, the Company sold $46.0 million aggregate principal amount of convertible senior notes due in November 2009 for net proceeds (after discounts and commissions) of approximately $43.9 million. The notes are senior unsecured obligations of the Company, ranking equal in right of payment with all future unsecured indebtedness. The notes bear interest at a rate of 3.75%, payable semiannually in arrears each May 18 and November 18. The notes were due November 18, 2009. The Company used approximately $3.3 million of the proceeds to purchase U.S. government securities that were pledged to the trustee for the payment of the first four scheduled interest payments on the notes when due.
The notes are convertible, at the option of the holder, at any time prior to maturity into shares of the Company’s common stock. Upon conversion, the Company may, at its option, elect to deliver cash in lieu of shares of its common stock or a combination of cash and shares of common stock. Effective May 13, 2005, the conversion price of the notes was adjusted to $11.55 per share of common stock, which is equal to a conversion rate of approximately 86.58 shares of common stock per $1,000 principal amount of notes. Prior to this adjustment, the conversion price applicable to the notes was $14.05 per share of common stock, which was equal to approximately 71.17 shares of common stock per $1,000 principal amount of notes. The adjustment was made pursuant to the terms of the indenture governing the notes. The conversion price is subject to further adjustment under the terms of the indenture to reflect stock dividends, stock splits, issuances of rights to purchase shares of common stock and certain other events.
If the Company undergoes certain fundamental changes (as defined in the indenture), holders of notes may require the Company to repurchase some or all of their notes at 100% of the principal amount plus accrued and unpaid interest. If, upon notice of certain events constituting a fundamental change, holders of the notes elect to convert the notes, the Company may be required to make an additional cash payment per $1,000 principal amount of notes in connection with the conversion. The amount of the additional cash payment, if any, will be determined by reference to a table set forth in the indenture governing the notes and the Company’s average stock price (as determined in accordance with the indenture) for the 20 trading days following the conversion date. If an applicable fundamental change were to occur between November 18, 2008 and November 18, 2009, the amount of the additional cash payment would be equal to such average stock price times a multiplier of up to 11.95. The Company’s obligation to make the additional cash payment will not apply to fundamental changes that occur on or after November 18, 2009, and the applicable multiplier will decrease on a daily basis through that date. Notwithstanding the foregoing, no additional cash payment will be required if the applicable average stock price is less than $11.50 per share (subject to adjustment as set forth in the indenture). In the event of a non-stock change of control constituting a “public acquirer change of control” (as defined in the indenture), the Company may, in lieu of making an additional cash payment upon conversion as required by the indenture, elect to adjust the conversion price and the related conversion obligation such that the noteholders will be entitled to convert their notes into a number of shares of public acquirer common stock.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For financial accounting purposes, the Company’s contingent obligation to issue additional shares or make additional cash payment upon conversion following a fundamental change is an “embedded derivative.” As of October 2, 2009, the liability under the fundamental change adjustment has been recorded at its estimated fair value, which is zero based on the Company’s current stock price.
In connection with the sale of the notes, the Company granted the purchasers certain registration rights. The Company’s Form S-3 registration statement covering the resale of the notes and the sale of shares issuable upon conversion of the notes was declared effective by the Securities and Exchange Commission (SEC) on April 6, 2005.
Upon completion of the sale of the notes, the $50.0 million Credit Agreement with Conexant was terminated. The Company had made no borrowings under the credit facility, and no portion of the related warrant is, or will become, exercisable.
In October 2008, the Company repurchased $20.5 million aggregate principal amount of its 3.75% convertible senior notes due in November 2009, for cash of $17.3 million. The repurchases occurred in two separate transactions on October 16 and October 23, 2008. The related debt discount and debt issuance costs were written off. At October 2, 2009, $10.5 million in aggregate principal amount of the Company’s 3.75% convertible senior notes were outstanding. See Note 18 to these consolidated financial statements for information regarding the payment of this remaining outstanding amount.
6.50% Convertible Senior Notes due 2013
On July 30, 2008, the Company entered into separate exchange agreements with certain holders of its existing convertible senior notes due in November 2009, pursuant to which holders of an aggregate of $15.0 million of the existing notes agreed to exchange their notes for $15.0 million in aggregate principal amount of a new series of convertible senior notes due 2013. The exchanges closed on August 1, 2008. The Company paid at the closing an aggregate of approximately $100,000 in accrued and unpaid interest on the existing notes that were exchanged for the 6.50% convertible senior notes, as well as approximately $900,000 in transaction fees.
The Company issued the convertible senior notes due in August 2013 pursuant to an indenture, dated as of August 1, 2008, between it and Wells Fargo Bank, N.A., as trustee.
The convertible senior notes are unsecured senior indebtedness and bear interest at a rate of 6.50% per annum. Interest is payable on February 1 and August 1 of each year, commencing on February 1, 2009. The notes mature on August 1, 2013. At maturity, the Company will be required to repay the outstanding principal of the notes. As of October 2, 2009, $15.0 million in aggregate principal amount of the Company’s 6.50% convertible senior notes were outstanding.
The 6.50% convertible senior notes are convertible at the option of the holders, at any time on or prior to maturity, into shares of the Company’s common stock at a conversion rate initially equal to approximately $4.74 per share of common stock, which is subject to adjustment in certain circumstances. Upon conversion of the notes, the Company generally has the right to deliver to the holders thereof, at its option: (i) cash; (ii) shares of its common stock; or (iii) a combination thereof. The initial conversion price of the notes will be adjusted to reflect stock dividends, stock splits, issuances of rights to purchase shares of its common stock, and upon other events. If the Company undergoes certain fundamental changes prior to maturity of the notes, the holders thereof will have the right, at their option, to require it to repurchase for cash some or all of their notes at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date, or convert the notes into shares of its common stock and, under certain circumstances, receive additional shares of its common stock in the amount provided in the indenture.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For financial accounting purposes, the Company’s contingent obligation to issue additional shares or make additional cash payment upon conversion following a fundamental change is an “embedded derivative.” As of October 2, 2009, the liability under the fundamental change adjustment has been recorded at its estimated fair value, which is zero based on the Company’s current stock price.
If there is an event of default under the notes, the principal of and premium, if any, on all the notes and the interest accrued thereon may be declared immediately due and payable, subject to certain conditions set forth in the indenture. An event of default under the indenture will occur if we: (i) are delinquent in making certain payments due under the notes; (ii) fail to deliver shares of common stock or cash upon conversion of the notes; (iii) fail to deliver certain required notices under the notes; (iv) fail, following notice, to cure a breach of a covenant under the notes or the indenture; (v) incur certain events of default with respect to other indebtedness; or (vi) is subject to certain bankruptcy proceedings or orders. If the Company fails to deliver certain SEC reports to the trustee in a timely manner as required by the indenture, (x) the interest rate applicable to the notes during the delinquency will be increased by 0.25% or 0.50%, as applicable (depending on the duration of the delinquency), and (y) if the required reports are not delivered to the trustee within 180 days after their due date under the indenture, a holder of the notes will generally have the right, subject to certain limitations, to require the Company to repurchase all or any portion of the notes then held by such holder.
Impact of Adoption of New Accounting Standard
ASC 470-20, the new accounting standard for convertible debt that may be settled in cash upon conversion, changed the accounting for the Company’s convertible notes and the related debt issuance costs. Prior to the issuance of ASC 470-20, the Company reported the 3.75% convertible senior notes at their principal amount of $46.0 million, less an original issuance discount of $2.1 million, in long-term debt and capitalized debt issuance costs amounting to approximately $400,000. Upon adoption of the new accounting standard as of October 3, 2009, the Company adjusted the accounting for these convertible notes and the related deferred financing costs for all prior periods since their initial issuance, as described in Note 2 to our consolidated financial statements. The Company determined that the estimated fair value of debt instruments similar to its 3.75% convertible senior notes, without the conversion feature, was $28.4 million at the time of issuance. The resulting $17.6 million discount on the debt was amortized through interest expense over the period from December 2004 through November 2009, which represented the expected life of the debt. The equity component, recorded as additional paid-in capital, was $15.6 million as of the date of issuance, which represents the difference between the proceeds from issuance of the 3.75% senior convertible notes and the fair value of the debt as of the date of issuance. Additionally, the Company reclassified approximately $146,000 of the deferred financing costs to equity as equity issuance costs, which will not be amortized to the statement of operations.
On July 30, 2008, the Company entered into separate exchange agreements with certain holders of its 3.75% convertible senior notes, pursuant to which holders of an aggregate of $15.0 million of the notes agreed to exchange their notes for $15.0 million in aggregate principal amount of a new series of 6.50% convertible senior notes due 2013. Prior to the issuance of ASC 470-20, the Company reported the 6.50% convertible senior notes at their principal amount of $15.0 million in long-term debt and capitalized debt issuance costs amounting to approximately $900,000. Upon adoption of the new accounting standard as of October 3, 2009, the Company also adjusted the accounting for these convertible notes and the related deferred financing costs for all prior periods since their initial issuance. The Company determined that the estimated fair value of debt instruments similar to its 6.50% convertible senior notes, without the conversion feature, was $13.0 million at the time of issuance. The resulting $2.0 million discount on the debt will be amortized through interest expense over the period from August 2008 through August 2013, which represents the expected life of the debt. In conjunction with the exchange, the Company recorded a gain of approximately $200,000 representing the difference between the fair value of the debt component of the newly issued instrument and the book value of the old debt instrument, less unamortized issuance costs. The carrying amount of the equity component upon this exchange transaction was $2.0 million, however, there was no net change to additional paid-in capital.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In October 2008, the Company repurchased $20.5 million aggregate principal amount of its 3.75% convertible senior notes due in November 2009, for cash of $17.3 million. The repurchases occurred in two separate transactions on October 16 and October 23, 2008. In accordance with ASC 470-20, the Company recorded a gain of $1.1 million related to these repurchases. The gain was calculated as the difference between the fair value of the liability component of the notes immediately before settlement, and the book value of the notes net of unamortized debt issuance costs. To measure the fair value of the repurchased notes as of the settlement dates, the Company calculated an implied interest rate of approximately 17% using Level 2 observable inputs. See Note 5 to these consolidated financial statements for information regarding Level 2 observable inputs. This rate was applied to the repurchased portion of the notes using the same present value technique used in the valuation performed as of the issuance date. No value was allocated to the equity component of the instrument at the time of these extinguishments.
The adoption of ASC 470-20 requires the retrospective application to all periods presented as of the beginning of the first period presented. As of October 3, 2009, ASC 470-20 was adopted and comparative financial statements of prior years have been adjusted to apply ASC 470-20 retrospectively. The line items for the financial statements which are affected by the change in accounting principle are indicated below.

Consolidated Balance Sheet	As Previously
October 2, 2009 (in thousands)	Reported	Adjustment	As Adjusted
Other assets — long term	$1,479	$(97)	$1,382
Total assets	62,560	(97)	62,463
Convertible senior notes — short term	10,486	(137)	10,349
Total current liabilities	29,472	(137)	29,335
Convertible senior notes — long term	15,000	(1,585)	13,415
Total liabilities	45,295	(1,722)	43,573
Additional paid-in capital	280,919	15,414	296,333
Accumulated deficit	(249,074)	(13,789)	(262,863)
Total stockholders’ equity	17,265	1,625	18,890
Total liabilities and stockholders’ equity	$62,560	$(97)	$62,463

Consolidated Balance Sheet	As Previously
October 3, 2008 (in thousands)	Reported	Adjustment	As Adjusted
Other assets — long term	$2,992	$(191)	$2,801
Total assets	100,604	(191)	100,413
Convertible senior notes — short term	—	—	—
Total current liabilities	26,479	—	26,479
Convertible senior notes — long term	45,648	(4,899)	40,749
Total liabilities	72,646	(4,899)	67,747
Additional paid-in capital	269,487	15,414	284,901
Accumulated deficit	(227,043)	(10,706)	(237,749)
Total stockholders’ equity	27,958	4,708	32,666
Total liabilities and stockholders’ equity	$100,604	$(191)	$100,413

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidated Condensed Statement of Operations	As Previously
Year ended October 2, 2009 (in thousands)	Reported	Adjustment	As Adjusted
Interest expense	$(1,803)	$(1,324)	$(3,127)
Other income, net	2,811	(1,759)	1,052
Loss before income taxes	(21,549)	(3,083)	(24,632)
Net loss	$(22,031)	$(3,083)	$(25,114)
Net loss per share:
Net loss per share, basic	$(0.91)	$(0.13)	$(1.04)
Net loss per share, diluted	$(0.91)	$(0.13)	$(1.04)
Shares used in computation of net loss per share, in thousands:
Basic	24,156	24,156	24,156
Diluted	24,156	24,156	24,156

Consolidated Condensed Statement of Operations	As Previously
Year ended October 3, 2008 (in thousands)	Reported	Adjustment	As Adjusted
Interest expense	$(2,360)	$(2,950)	$(5,310)
Other income, net	544	—	544
Income before income taxes	7,846	(2,950)	4,896
Net income	$7,235	$(2,950)	$4,285
Net income per share:
Net income per share, basic	$0.31	$(0.12)	$0.19
Net income per share, diluted	$0.31	$(0.13)	$0.18
Shares used in computation of net income per share, in thousands:
Basic	23,046	23,046	23,046
Diluted	23,202	23,202	23,202

Consolidated Condensed Statement of Operations	As Previously
Year ended September 28, 2007 (in thousands)	Reported	Adjustment	As Adjusted
Interest expense	$(2,240)	$(3,008)	$(5,248)
Other income, net	522	—	522
Loss before income taxes	(21,803)	(3,008)	(24,811)
Net loss	$(21,914)	$(3,008)	$(24,922)
Net loss per share:
Net loss per share, basic	$(0.99)	$(0.13)	$(1.12)
Net loss per share, diluted	$(0.99)	$(0.13)	$(1.12)
Shares used in computation of net loss per share, in thousands:
Basic	22,156	22,156	22,156
Diluted	22,156	22,156	22,156

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidated Condensed Statement of Cash Flows	As Previously
Year ended October 2, 2009 (in thousands)	Reported	Adjustment	As Adjusted
Cash flows from operating activities:
Net loss	$(22,031)	$(3,083)	$(25,114)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on debt extinguishment	(2,880)	1,759	(1,121)
Amortization of debt discount on convertible debt	—	1,463	1,463
Other non-cash items, net*	352	(167)	185
Changes in assets and liabilities, net of effects of acquisitions:
Other	791	28	819
Net cash used in operating activities	$(5,385)	—	$(5,385)

*	Includes the amortization of debt issuance costs

Consolidated Condensed Statement of Cash Flows	As Previously
Year ended October 3, 2008 (in thousands)	Reported	Adjustment	As Adjusted
Cash flows from operating activities:
Net income	$7,235	$(2,950)	$4,285
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on debt extinguishment	—	—	—
Amortization of debt discount on convertible debt	—	3,682	3,682
Other non-cash items, net*	79	(732)	(653)
Changes in assets and liabilities, net of effects of acquisitions:
Other	1,523	—	1,523
Net cash provided by operating activities	$26,695	—	$26,695

*	Includes the amortization of debt issuance costs

Consolidated Condensed Statement of Cash Flows	As Previously
Year ended September 28, 2007 (in thousands)	Reported	Adjustment	As Adjusted
Cash flows from operating activities:
Net loss	$(21,914)	$(3,008)	$(24,922)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on debt extinguishment	—	—	—
Amortization of debt discount on convertible debt	—	3,460	3,460
Other non-cash items, net*	176	(452)	(276)
Changes in assets and liabilities, net of effects of acquisitions:
Other	(195)	—	(195)
Net cash used in operating activities	$(10,042)	—	$(10,042)

*	Includes the amortization of debt issuance costs

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The following table sets forth balance sheet information related to the notes (in thousands):

	October 2,	October 3,
	2009	2008
3.75% convertible senior notes
Principal value of the liability component	$10,500	$31,000
Unamortized value of the liability component	151	3,283

Net carrying value of the liability component	$10,349	$27,717

6.50% convertible senior notes
Principal value of the liability component	$15,000	$15,000
Unamortized value of the liability component	1,585	1,968

Net carrying value of the liability component	$13,415	$13,032
The following table sets forth interest expense information related to the notes (in thousands):

	Year ended
	October 2,	October 3,	September 28,
	2009	2008	2007
3.75% convertible senior notes
Interest expense — coupon	$432	$1,636	$1,725
Interest expense — debt discount amortization	1,080	3,620	3,460

Total	$1,512	$5,256	$5,185
Effective interest rate on the liability component for the period	13.20%	12.12%	11.27%

6.50% convertible senior notes
Interest expense — coupon	$975	$163	$—
Interest expense — debt discount amortization	383	62	—

Total	$1,358	$225	$—
Effective interest rate on the liability component for the period	9.05%	8.56%	—
The estimated amortization expense for the debt discount related to the notes through the remaining expected life is as follows:

	Fiscal Year
(in thousands)	2010	2011	2012	2013
3.75% convertible senior notes
Estimated debt discount amortization expense	$151	$—	$—	$—

6.50% convertible senior notes
Estimated debt discount amortization expense	$395	$406	$418	$366
7. Commitments
In June 2007, the Company extended its Sublease with Conexant pursuant to which the Company leases its headquarters in Newport Beach, California. The Sublease, which had been amended and restated in March 2005, had an initial term through June 2008. The Sublease has been extended for an additional two year term (through June 2010) for a reduced amount of space. Rent payable under the Sublease for the next 12 months is approximately $2.6 million. Rent payable is subject to annual increases of 3%, plus a prorated portion of operating expenses associated with the leased property. The Company estimates its minimum future obligation under the Sublease at approximately $3.9 million over the remainder of the lease term, but actual costs under the Sublease will vary based upon Conexant’s actual costs. In addition, each year the Company may elect to purchase certain services from Conexant based on a prorated portion of Conexant’s actual costs.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The Company leases its other facilities and certain equipment under non-cancelable operating leases. The leases expire at various dates through 2014 and contain various provisions for rental adjustments including, in certain cases, adjustments based on increases in the Consumer Price Index. The leases generally contain renewal provisions for varying periods of time.
Amounts due under facility leases were approximately $6.6 million (2009), $8.0 million (2008) and $8.8 million (2007), including $5.2 million (2009), $6.5 million (2008) and $6.6 million (2007) due to Conexant under the Sublease. As of October 2, 2009, the Company’s minimum future obligations under operating leases (including the estimated minimum future obligation under the Sublease) are as follows (in thousands):

Fiscal Year
2010	$5,524
2011	1,140
2012	708
2013	704
2014	361
Thereafter	—

Total minimum future lease payments	$8,437

8. Contingencies
Various lawsuits, claims and proceedings have been or may be instituted or asserted against Conexant or Mindspeed, including those pertaining to product liability, intellectual property, our facilities, environmental, safety and health, and employment matters. In connection with the Distribution, Mindspeed assumed responsibility for all contingent liabilities and current and future litigation against Conexant or its subsidiaries to the extent such matters relate to Mindspeed.
The outcome of litigation cannot be predicted with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably to the Company. Many intellectual property disputes have a risk of injunctive relief and there can be no assurance that the Company will be able to license a third party’s intellectual property. Injunctive relief could have a material adverse effect on the financial condition or results of operations of the Company. Based on its evaluation of matters which are pending or asserted, management of the Company believes the disposition of such matters will not have a material adverse effect on the financial condition or results of operations of the Company.
9. Guarantees
The Company has made guarantees and indemnities, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain transactions. In connection with the Distribution, the Company generally assumed responsibility for all contingent liabilities and then-current and future litigation against Conexant or its subsidiaries related to Mindspeed. The Company may also be responsible for certain federal income tax liabilities under the tax allocation agreement between Mindspeed and Conexant, which provides that the Company will be responsible for certain taxes imposed on Mindspeed, Conexant or Conexant stockholders. In connection with the sales of its products, the Company provides intellectual property indemnities to its customers. In connection with certain facility leases, the Company has indemnified its lessors for certain claims arising from the facility or the lease. The Company indemnifies its directors, officers, employees and agents to the maximum extent permitted under the laws of the State of Delaware. The duration of the guarantees and indemnities varies, and in many cases is indefinite. The guarantees and indemnities to customers in connection with product sales generally are subject to limits based upon the amount of the related product sales. Some customer guarantees and indemnities, and the majority of other guarantees and indemnities, do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. The Company has not recorded any liability for these guarantees and indemnities in the accompanying consolidated balance sheets.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
10. Capital Stock
The Company’s authorized capital consists of 100.0 million shares of common stock, par value $0.01 per share, and 25.0 million shares of preferred stock, par value $0.01 per share, of which 2.5 million shares are designated as Series A Junior Participating Preferred Stock (Series A Junior Preferred Stock) and 3.5 million shares are designated as Series B Junior Participating Preferred Stock (Series B Junior Preferred Stock).
The Company has a preferred share purchase rights plan to protect stockholders’ rights in the event of a proposed takeover of the Company. Pursuant to the preferred share purchase right (a Right) attached to each share of common stock, the holder may, in certain takeover-related circumstances, become entitled to purchase from the Company 5/100th of a share of Series A Junior Preferred Stock at a price of $20, subject to adjustment. Also, in certain takeover-related circumstances, each Right (other than those held by an acquiring person) will generally be exercisable for shares of the Company’s common stock or stock of the acquiring person having a then-current market value of twice the exercise price. In certain events, each Right may be exchanged by the Company for one share of common stock or 5/100th of a share of Series A Junior Preferred Stock. The Rights expire on June 26, 2013, unless earlier exchanged or redeemed at a redemption price of $0.01 per Right, subject to adjustment.
The Company also has a Section 382 Rights Agreement intended to protect the Company’s net operating loss carryforwards (NOLs) to reduce potential future federal income tax obligations. However, if the Company were to experience an “Ownership Change,” as defined in Section 382 of the Internal Revenue Code, its ability to use the NOLs will be significantly limited, and the timing of the usage of the NOLs could be significantly limited, which could therefore significantly impair the value of that asset. Pursuant to each preferred share purchase right under the Section 382 Rights Agreement, attached to each share of common stock, the holder may, upon an “Ownership Change” and subject to certain other conditions, become entitled to purchase from the Company a unit consisting of 1/100th of a share of Series B Junior Preferred Stock at a price of $15 per unit, subject to adjustment. Each unit of Series B Junior Preferred Stock has a minimum preferential quarterly dividend of $0.01 per unit (or any higher per share dividend declared on the common stock), a liquidation preference equal to $1.00 per unit and the per share amount paid in respect of each share of common stock and the right to one vote, voting together with common stock. The preferred share purchase rights under the Section 382 Rights Agreement expire on August 9, 2012, unless earlier redeemed or exchanged, or Section 382 of the Internal Revenue Code is repealed.
Warrants
In the Distribution, Mindspeed issued to Conexant a warrant to purchase six million shares of Mindspeed common stock at a price of $17.04 per share, exercisable through June 27, 2013. The $89.0 million fair value of the warrant (estimated by management at the time of the Distribution using the Black-Scholes option-pricing model) was recorded as a return of capital to Conexant. As of October 2, 2009, the entire warrant remains outstanding.
The warrant held by Conexant contains antidilution provisions that provide for adjustment of the warrant’s exercise price, and the number of shares issuable under the warrant, upon the occurrence of certain events. In the event that the Company issues, or is deemed to have issued, shares of its common stock, or securities convertible into its common stock, at prices below the current market price of its common stock (as defined in the warrant) at the time of the issuance of such securities, the warrant’s exercise price will be reduced and the number of shares issuable under the warrant will be increased. The amount of such adjustment, if any, will be determined pursuant to a formula specified in the warrant and will depend on the number of shares issued, the offering price and the current market price of the common stock at the time of the issuance of such securities. In August 2009, the Company issued and sold 4,750,000 shares of its common stock at a public offering price of $2.05 per share which was below the current market price of our stock. Due to these antidilution provisions, the number of shares related to this warrant was adjusted to represent the right to purchase approximately 6.1 million and the price was adjusted to $16.74 per share.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
11. Stock-Based Compensation
Effective October 1, 2005, the Company adopted standards under Accounting Standards Codification 718, Compensation — Stock Compensation, or ASC 718, using the “modified prospective application.” The Company elected the transition method related to accounting for the tax effects of share-based payment awards to employees. ASC 718 requires that the Company account for all stock-based compensation transactions using a fair-value method and recognize the fair value of each award as an expense over the service period. As required by ASC 718, the Company’s stock-based compensation expense for fiscal 2009, fiscal 2008 and fiscal 2007 includes the fair value of new awards, modified awards and any unvested awards outstanding at October 1, 2005. The fair value of restricted stock awards is based upon the market price of our common stock at the grant date. The Company estimates the fair value of stock option awards, as of the grant date, using the Black-Scholes option-pricing model. The fair value of each award is recognized on a straight-line basis over the vesting or service period.
Stock-based compensation awards generally vest over time and require continued service to the Company and, in some cases, require the achievement of specified performance conditions. The amount of compensation expense recognized is based upon the number of awards that are ultimately expected to vest. The Company estimates forfeiture rates of 10% to 12.5% depending on the characteristics of the award.
As a result of the Company’s recent operating losses and the possibility of future operating results, no income tax benefits have been recognized for any U.S. federal and state operating losses — including those related to stock-based compensation expense. The Company does not expect to recognize any income tax benefits relating to future operating losses until it determines that such tax benefits are more likely than not to be realized.
The fair value of stock options awarded was estimated at the date of grant using the Black-Scholes option-pricing model. The following table summarizes the weighted-average assumptions used and the resulting fair value of options granted:

	2009	2008	2007
Weighted-average fair value of options granted	$1.08	$1.84	$5.80
Weighted-average assumptions:
Expected volatility	87%	64%	74%
Dividend yield	—	—	—
Expected option life	2.8 years	3.2 years	3.3 years
Risk-free interest rate	1.4%	2.8%	4.7%
The expected option term was estimated based upon historical experience and management’s expectation of exercise behavior. The expected volatility of the Company’s stock price is based upon the historical daily changes in the price of the Company’s common stock. The risk-free interest rate is based upon the current yield on U.S. Treasury securities having a term similar to the expected option term. Dividend yield is estimated at zero because the Company does not anticipate paying dividends in the foreseeable future.
Stock-based compensation expense related to employee stock options and restricted stock under ASC 718 was allocated as follows (in thousands):

	2009	2008
Cost of goods sold	$85	$173
Research and development	765	2,267
Selling, general and administrative	1,825	3,066

Total stock-based compensation expense	$2,675	$5,506

Stock Compensation Plans
The Company has two principal stock incentive plans: the 2003 Long-Term Incentives Plan and the Directors Stock Plan. The 2003 Long-Term Incentives Plan provides for the grant of stock options, restricted stock, restricted stock units and other stock-based awards to officers and employees of the Company. The Directors Stock Plan provides for the grant of stock options, restricted stock units and other stock-based awards to the Company’s non-employee directors. As of October 2, 2009, an aggregate of 2.2 million shares of the Company’s common stock were available for issuance under these plans. On March 10, 2009, the stockholders of the Company approved a plan amendment, which included an increase in the authorized number of shares reserved for issuance under the 2003 Long-Term Incentives Plan to approximately 6.7 million shares.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The Company also has a 2003 Stock Option Plan, under which stock options were issued in connection with the Distribution. In the Distribution, each holder of a Conexant stock option (other than options held by persons in certain foreign locations) received an option to purchase a number of shares of Mindspeed common stock. The number of shares subject to, and the exercise prices of, the outstanding Conexant options and the Mindspeed options were adjusted so that the aggregate intrinsic value of the options was equal to the intrinsic value of the Conexant option immediately prior to the Distribution and the ratio of the exercise price per share to the market value per share of each option was the same immediately before and after the Distribution. As a result of such option adjustments, Mindspeed issued options to purchase an aggregate of approximately six million shares of its common stock to holders of Conexant stock options (including Mindspeed employees) under the 2003 Stock Option Plan. There are no shares available for new stock option awards under the 2003 Stock Option Plan. However, any shares subject to the unexercised portion of any terminated, forfeited or cancelled option are available for future option grants only in connection with an offer to exchange outstanding options for new options.
Prior to February 2007, the Company maintained employee stock purchase plans for its domestic and foreign employees. Under ASC 718, the plans were non-compensatory and the Company has recorded no compensation expense in connection therewith. The employee stock purchase plans were terminated by the Company’s board of directors effective February 28, 2007. During the years ended September 30, 2007 and 2006, the Company issued 7,000 and 21,600 shares of its common stock under the employee stock purchase plan for net proceeds of $81,000 and $298,000, respectively.
From time to time, the Company may issue, and has previously issued stock based awards outside of these plans pursuant to stand-alone agreements and in accordance with NASDAQ Listing Rule 5635(c).
Stock Option Awards
Prior to fiscal 2006, stock-based compensation consisted principally of stock options. Eligible employees received grants of stock options at the time of hire; the Company also made broad-based stock option grants covering substantially all employees annually. Stock option awards have exercise prices not less than the market price of the common stock at the grant date and a contractual term of eight or ten years, and are subject to time-based vesting (generally over four years). On April 10, 2009, the Company offered current eligible employees of Mindspeed and its subsidiaries the right to exchange certain unexercised options to purchase shares of the Company’s common stock. The offer period on the exchange program ended on May 15, 2009, at which time the Company exchanged 754,000 previously issued stock options for 250,000 new stock options with an exercise price of $1.70, the market price of the Company’s common stock on that date. The Company has chosen to account for this transaction under the bifurcated approach and recorded an insignificant amount of incremental compensation expense in conjunction with this exchange.
The following table summarizes stock option activity under all plans:

			Weighted
		Weighted	Average	Aggregate
	Number of	Average	Remaining	Intrinsic
	Shares	Exercise Price	Contractual Term	Value
Outstanding at September 29, 2006	4,439	$11.60	4.3 years	$1.9 million

Exercisable at September 29, 2006	3,734	$11.30	3.9 years	$1.4 million

Granted	491	10.85
Exercised	(422)	8.05		$1.2 million
Forfeited or expired	(526)	13.25

Outstanding at September 28, 2007	3,982	$11.65	4.0 years	$1.4 million

Exercisable at September 28, 2007	3,308	$11.55	3.3 years	$1.3 million

Granted	495	4.20
Exercised	(18)	5.97		$33,000
Forfeited or expired	(931)	12.15

Outstanding at October 3, 2008	3,528	$10.50	3.7 years	$—

Exercisable at October 3, 2008	2,704	$11.59	2.6 years	$—

Granted	1,294	1.98
Exercised	—	—		$—
Forfeited or expired	(1,694)	11.40

Outstanding at October 2, 2009	3,128	$6.48	4.9 years	$—

Exercisable at October 2, 2009	1,461	$10.84	2.8 years	$—

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of October 2, 2009, there was unrecognized compensation expense of $1.9 million related to unvested stock options, which the Company expects to recognize over a weighted-average period of 1.4 years.
The following table summarizes all options to purchase Mindspeed common stock outstanding at October 2, 2009:

	Outstanding			Exercisable
		Average	Weighted-		Weighted-
		Remaining	Average		Average
	Number of	Contractual	Exercise	Number of	Exercise
Range of Exercise Prices	Shares	Life (Years)	Price	Shares	Price
$0.75 – $4.85	1,849	3.0	$2.59	245	$4.13
5.02 – 9.75	356	2.1	8.32	340	8.36
10.00 – 19.65	885	1.2	12.66	838	12.72
20.07 – 27.82	16	1.3	21.99	16	21.99
32.20 – 47.50	22	2.6	44.17	22	44.17

0.75 – 47.50	3,128	2.2	6.48	1,461	10.84

Restricted Stock Awards
The Company’s stock incentive plans also provide for awards of restricted shares of common stock and other stock-based incentive awards and from time to time the Company has used restricted stock awards for incentive or retention purposes. Restricted stock awards have time-based vesting and/or performance conditions and are generally subject to forfeiture if employment terminates prior to the end of the service period or if the prescribed performance criteria are not met. Restricted stock awards are valued at the grant date based upon the market price of the Company’s common stock and the fair value of each award is charged to expense over the service period.
Restricted stock grants totaled 211,000 shares (2009), 772,000 shares (2008) and 556,000 shares (2007). Many of the Company’s restricted stock awards are intended to provide performance emphasis and incentive compensation through vesting tied to each employee’s performance against individual goals, as well as to improvements in the Company’s operating performance. The actual amounts of expense will depend on the number of awards that ultimately vest upon the satisfaction of the related performance and service conditions.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The fair value of each award is charged to expense over the service period. The following table summarizes restricted stock award activity:

		Weighted-
		Average
	Number of	Grant Date
	Shares	Fair Value
Nonvested shares at September 29, 2006	735	$12.70
Granted	556	9.55
Vested	(531)	11.55
Forfeited	(122)	12.20

Nonvested shares at September 28, 2007	638	$10.85

Granted	772	4.49
Vested	(594)	7.64
Forfeited	(134)	8.87

Nonvested shares at October 3, 2008	682	$6.69

Granted	211	1.86
Vested	(472)	6.61
Forfeited	(50)	7.02

Nonvested shares at October 2, 2009	371	$4.50

The total fair value of shares vested during the year ended October 2, 2009 was $598,000. As of October 2, 2009, there was unrecognized compensation expense of $729,000 related to unvested restricted stock awards, which the Company expects to recognize over a weighted-average period of 1.1 years.
12. Asset Acquisition
On September 25, 2007, the Company, through its wholly-owned subsidiary, Mindspeed Development Sub, Inc. (Buyer), completed its acquisition of certain assets of Ample Communications, Inc. (Ample), pursuant to an Asset Purchase Agreement, dated as of September 4, 2007, between Buyer and Silicon Valley Bank as agent for itself and Gold Hill Lending Group 03, LP (Seller).
Pursuant to the terms of the Asset Purchase Agreement, the Company paid $4.6 million for certain of Ample’s assets, including intellectual property, inventory, accounts receivable, backlog and certain contract rights. During the time between signing and closing, the Company advanced certain funds to Seller solely to enable Seller and its representatives to service and maintain the assets to be purchased. The preliminary purchase price was as follows (in thousands):

Total cash consideration	$5,401
Acquisition related transaction costs	667
Less cash acquired	20

Total preliminary purchase price	$6,048

Acquisition related transaction costs include Mindspeed’s estimate of legal and accounting fees and other external costs directly related to the transaction.
Net assets acquired consist of the following:

Inventories, net	$359
Accounts receivable	5
Certain identified fixed assets	160
Intangible assets	3,200
Goodwill	2,324

Total assets acquired	$6,048

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
During fiscal 2008, the Company recorded purchase accounting adjustments related to additional transaction costs, additional cash and accounts receivable received as well as a decrease in the value of fixed assets received. Accordingly, the balance of goodwill has changed as follows (in thousands):

	September 28,	Purchase Price	October 3,
	2007	Adjustments	2008
Goodwill	$2,324	$105	$2,429
Identifiable intangible assets consist of the following (in thousands):

		Estimated
		Average
	Estimated	Remaining
	Fair Value	Useful Life
Backlog	$100	3 months
Developed technology	3,100	5 years

Total intangible assets	$3,200

See Notes 13 and 14 to these consolidated financial statements for a discussion of the impairment of developed technology and goodwill recorded by the Company during the fiscal year ended October 2, 2009.
13. Asset Impairments and Other Charges
Included within cost of goods sold for the fiscal year ended October 2, 2009 are asset impairments and other charges of $3.7 million recorded in the second quarter of fiscal 2009. These charges include a $2.4 million write-down of the carrying value of developed technology related to the Company’s acquisition of certain assets of Ample in the fourth quarter of fiscal 2007. Management evaluated the recoverability of the assets related to Ample to determine whether their value was impaired, based upon the future cash flows expected to be generated by the associated products over the remainder of their life cycles. Because the estimated undiscounted cash flows were less than the carrying value of the related assets, management determined that such assets were impaired. The Company recorded an impairment charge equal to the full book value of the assets by comparing the estimated fair value of the asset to their carrying value. The fair value was determined by computing the present value of the expected future cash flows using a discount rate of 20%, which management believes is commensurate with the underlying risks associated with the projected cash flows. Management believes the assumptions used in the discounted cash flow model represent a reasonable estimate of the fair value of the assets.
In addition, in the fiscal year ended October 2, 2009, asset impairments and other charges within cost of goods sold includes a $1.1 million write-down of Ample related inventory due to a decrease in demand for these products recorded during the second quarter of fiscal 2009. The Company assesses the recoverability of its inventories at least quarterly through a review of inventory levels in relation to foreseeable demand (generally over 12 months). Foreseeable demand is based upon all available information, including sales backlog and forecasts, product marketing plans and product life cycles. When the inventory on hand exceeds the foreseeable demand, the Company writes down the value of those inventories which, at the time of its review, the Company expects to be unable to sell. The amount of the inventory write-down is the excess of historical cost over estimated realizable value (generally zero). Once established, these write-downs are considered permanent adjustments to the cost basis of the excess inventory.
Also, in the second quarter of fiscal 2009, the Company recorded other asset impairments within cost of goods sold totaling approximately $300,000 associated with manufacturing related property and equipment that the Company determined to abandon or scrap.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
14. Special Charges
Special charges consist of the following:

($ in thousands)	2009	2008	2007
Asset impairments	$2,865	$—	$—
Restructuring charges	4,031	211	4,724

Total special charges	$6,896	$211	$4,724

Asset Impairments
In addition to the $3.7 million in asset impairments and other charges discussed in Note 13 to these consolidated financial statements, during fiscal year 2009, the Company recorded asset impairment charges of $2.9 million. Included in this amount are asset impairment charges of approximately $500,000 related to software and property and equipment that the Company determined to abandon or scrap, as well as asset impairment charges of $2.4 million to write-down the carrying value of goodwill related to the Company’s acquisition of certain assets of Ample in the fourth quarter of fiscal 2007. In the second quarter of fiscal 2009, the Ample reporting unit experienced a severe decline in sales and profitability due to a significant decline in demand that the Company believes was a result of the downturn in global economic conditions, as well as a bankruptcy filed by the reporting unit’s most significant customer. The drop in market demand resulted in significant declines in unit sales. Due to these market and economic conditions, the Ample reporting unit experienced a significant decline in market value. As a result, the Company concluded that there were sufficient factual circumstances for interim impairment analyses. Accordingly, in the second quarter of fiscal 2009, the Company performed an assessment of goodwill for impairment. Based on the results of its assessment of goodwill for impairment, the Company determined that the carrying value of the Ample reporting unit exceeded its estimated fair value. Therefore, the Company performed a second step of the impairment test to estimate the implied fair value of goodwill. The required analysis indicated that there would be no remaining implied value attributable to goodwill in the Ample reporting unit and the Company impaired the entire goodwill balance of $2.4 million.
Restructuring Charges
Mindspeed Second Quarter Fiscal 2009 Restructuring Plan — In the second quarter of fiscal 2009, the Company announced the implementation of cost reduction measures with most of the savings expected to be derived from focused reductions in the areas of sales, general and administrative and wide area networking communication spending, including the closure of its Dubai facility. During fiscal 2009, the Company incurred special charges of $1.1 million in connection with this restructuring primarily related to severance costs for affected employees. As of the end of fiscal 2009, this restructuring plan was complete and the Company does not expect to incur significant additional costs related to this restructuring plan in future periods.
Activity and liability balances related to the Company’s second quarter fiscal 2009 restructuring plan through October 2, 2009 are as follows (in thousands):

	Workforce	Facility and
	Reductions	Other	Total
Charged to costs and expenses	$1,047	$87	$1,134
Cash payments	(969)	—	(969)
Non-cash charges	—	(87)	(87)

Restructuring balance, October 2, 2009	$78	$—	$78

The remaining accrued restructuring balance principally represents employee severance benefits. The Company expects to pay these obligations over their respective terms, which expire at various dates through fiscal 2010.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Mindspeed First Quarter Fiscal 2009 Restructuring Plan — During the first quarter of fiscal 2009, the Company implemented a restructuring plan under which it reduced its workforce by approximately 6%. In connection with this reduction in workforce, the Company recorded a charge of $2.4 million for severance benefits payable to the affected employees. In December 2008, the Company vacated approximately 70% of its Massachusetts facility and recorded a charge related to contractual obligations on this space of approximately $400,000. As of the end of fiscal 2009, this restructuring plan was complete and the Company does not expect to incur significant additional costs related to this restructuring plan in future periods.
Activity and liability balances related to the Company’s first quarter fiscal 2009 restructuring plan through October 2, 2009 are as follows (in thousands):

	Workforce	Facility
	Reductions	and Other	Total
Charged to costs and expenses	$2,405	$368	$2,773
Cash payments	(2,115)	(190)	(2,305)
Non-cash charges	(3)	(92)	(95)

Restructuring balance, October 2, 2009	$287	$86	$373

The remaining accrued restructuring balance principally represents obligations under non-cancelable leases, employee severance benefits and other contractual commitments. The Company expects to pay these obligations over their respective terms, which expire at various dates through fiscal 2011.
Mindspeed Restructuring Plans — In fiscal 2006 and 2007, the Company implemented a number of cost reduction initiatives to improve its operating cost structure. These cost reduction initiatives included workforce reductions, significant reductions in capital spending and the consolidation of certain facilities. Activity under these initiatives was minimal in fiscal 2009 and there is no remaining accrued restructuring balance related to these plans at October 2, 2009.
15. Employee Benefit Plans
The Company sponsors a 401(k) retirement savings plan for its eligible employees. The Company matches a portion of employee contributions and can fund the matching contribution in shares of its common stock or in cash. In fiscal 2009, the Company contributed $1.2 million in cash, which was used to buy shares of the Company’s common stock to fund the matching contributions. In fiscal 2008, the Company issued 70,000 shares of its common stock and contributed $914,000 in cash, which was used to buy shares of the Company’s common stock, to fund the matching contributions. In fiscal 2007, the Company issued 122,000 shares of its common stock to fund the matching contributions. The Company recognized expenses under the retirement savings plans of $1.2 million (2009), $1.4 million (2008) and $1.2 million (2007).
16. Related Party Transactions
The Company leases its headquarters and principal design center in Newport Beach, California from Conexant. For the years ended October 2, 2009, October 3, 2008 and September 28, 2007, rent and operating expenses paid to Conexant were $5.2 million, $6.5 million, and $6.6 million, respectively.
At October 2, 2009 and October 3, 2008, the Company had a liability to Conexant of $160,000 and $185,000, respectively, associated with the rental of its facility.

MINDSPEED TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
17. Segment and Other Information
The Company operates a single business segment which designs, develops and sells semiconductor networking solutions for communications applications in enterprise, access, metropolitan and wide-area networks. Revenues by product line are as follows (in thousands):

	2009	2008	2007
Multiservice access DSP products	$49,452	$48,402	$34,340
High-performance analog products	39,084	41,900	37,482
WAN communications products	33,016	54,047	53,983
Intellectual property	5,000	16,350	2,000

	$126,552	$160,699	$127,805

Revenues by geographic area are presented based upon the country of destination. Revenues by geographic area are as follows (in thousands):

	2009	2008	2007
United States	$30,571	$51,775	$39,036
Other Americas	6,531	6,317	7,197

Total Americas	37,102	58,092	46,233
Malaysia	6,949	7,097	8,841
Taiwan	3,699	5,803	6,937
China	52,266	49,574	35,343
Japan	4,257	8,040	7,411
Other Asia-Pacific	10,094	11,999	8,576

Total Asia-Pacific	77,265	82,513	67,108
Europe, Middle East and Africa	12,185	20,094	14,464

	$126,552	$160,699	$127,805

No other foreign country represented 10% or more of net revenues for any of the periods presented. The Company believes a substantial portion of the products sold to original equipment manufacturers and third-party manufacturing service providers in the Asia-Pacific region are ultimately shipped to end-markets in the Americas and Europe.
Long-lived assets consist of property, plant and equipment, license agreements, goodwill and intangible assets and other long-term assets. Long-lived assets by geographic area at fiscal year-ends are as follows (in thousands):

	2009	2008
United States	$15,663	$18,912
Europe, Middle East and Africa	1,191	1,237
Asia-Pacific	2,146	2,175

	$19,000	$22,324

18. Subsequent Events
On October 9, 2009, the Company committed to the implementation of a restructuring plan. The plan consists primarily of a facilities consolidation and secondarily of a targeted headcount reduction. The restructuring plan is expected to be substantially completed during the fiscal first quarter of 2010. The Company made the decision to implement the restructuring in furtherance of its efforts to consolidate facilities and to continue to reallocate resources from certain selling, general and administrative functions to research and development. The Company currently expects to incur total special charges and to make cash expenditures ranging from approximately $900,000 to $1.0 million resulting from these actions, primarily related to the impairment of a portion of the Company’s headquarters in Newport Beach, California.
On November 17, 2009, the Company repaid the remaining $10.5 million outstanding under its 3.75% convertible senior notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Mindspeed Technologies, Inc.:
We have audited the accompanying consolidated balance sheets of Mindspeed Technologies, Inc. and subsidiaries (the “Company”) as of October 2, 2009 and October 3, 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the three years in the period ended October 2, 2009. Our audits also included the financial statement schedule listed in the Index at Item 15(a)(2) of the Annual Report on Form 10K for the year ended October 2, 2009 (not presented herein). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Mindspeed Technologies, Inc. and subsidiaries at October 2, 2009 and October 3, 2008, and the results of their operations and their cash flows for each of the three years in the period ended October 2, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note 6 to the consolidated financial statements, the consolidated financial statements have been retrospectively adjusted for the October 3, 2009 adoption of Accounting Standards Codification Subtopic 470-20 Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement).
Deloitte & Touche LLP
Costa Mesa, CA
November 24, 2009 (February 19, 2010 as to the effect of the October 3, 2009 adoption of the new accounting standard requiring retrospective application described in Note 6)